                                                                Exhibit 10.16.3


                                50 MINUTEMAN ROAD
                             ANDOVER, MASSACHUSETTS



                                    SUBLEASE





SUBLESSOR:   PICTURETEL CORPORATION, A DELAWARE CORPORATION



SUBLESSEE:   CABLETRON SYSTEMS SALES & SERVICE, INC., A DELAWARE CORPORATION



DATE:        June 4, 1998









                                    SUBLEASE

     THIS SUBLEASE, dated and effective as of June 4, 1998, is between PICTURETEL CORPORATION, a Delaware corporation ("Sublessor"), and CABLETRON SYSTEMS SALES & SERVICE, INC., a Delaware corporation ("Sublessee").

                                    RECITALS:

     A. Pursuant to that certain Amended and Restated Lease, dated as of August 25, 1998 (the "Main Lease"), between 50 Minuteman Limited
Partnership ("Landlord"), as the landlord, and Sublessor, as the tenant, Sublessor is leasing from Landlord the improved real property commonly known as 50 Minuteman Road in Andover, Massachusetts, which is improved with, among other things, a building of approximately 151,800 square feet. This improved real property is described as the "Premises" in the Main Lease. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Main Lease.

     B. Sublessor has agreed to sublease to Sublessee, and Sublessee has agreed to sublease from Sublessor, the entire Premises, for the Sublease Term, on the terms and conditions stated herein.

                                   AGREEMENTS:

     In consideration of the mutual covenants herein contained and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. INCORPORATION OF MAIN LEASE. Except to the extent inconsistent with or modified by the terms and conditions of this Sublease, all terms and conditions of the Main Lease are hereby incorporated into this Sublease and shall govern Sublessee's use and occupancy of the Premises and its rights, obligations and liabilities with respect thereto, in the same manner as if Sublessee were the Tenant and Sublessor were the Landlord under the Main Lease, and the Sublease Term were the term under the Main Lease: PROVIDED, HOWEVER, that Sublessor shall not be obligated to pay for or provide any services to Sublessee or to or for the benefit of the Premises, or to repair or maintain the Premises or to pay for or perform the obligations of Landlord under the Main Lease, and whenever the obligations of Sublessor to Sublessee hereunder derive from the obligations of Landlord to Sublessor (including, without limitation, any consent or approval of Landlord or the provision of any services by Landlord under the Main Lease), the sole obligation of Sublessor shall be to use reasonably diligent efforts to obtain appropriate action on the part of Landlord (or omission to take action) in accordance with the terms of the Main Lease, but Sublessor shall not be liable to Sublessee if it fails to obtain such consent or approval or if Landlord takes any action or fails to take such appropriate action. However, if Landlord defaults under the Main Lease Sublessee shall have the right to avail itself of the "Right of Self Help" as set forth in Section 14.4 of the Main Lease (except that, in accordance with Section 1(h) hereof, the parenthetical at the end of Section 14.4 of the Main Lease shall be deemed deleted and shall not apply with respect to Sublessee). Subject to the foregoing, Sublessor and Sublessee each shall comply with and perform the terms and provisions of the Main Lease as if they were Landlord and Tenant, respectively, thereunder, to the extent the same are not inconsistent with or modified by the terms and provisions of this Sublease (including, without limitation, obtaining approval or consent from Sublessor hereunder where such approval would be required under the Main Lease, and, in addition, obtaining such approval or consent from Landlord). The following provisions of the Main Lease shall NOT be incorporated into this Sublease (or shall be incorporated in modified form as set forth below):

          (a) Sections 1.1(a) and 1.1(b). The Commencement Date of this Sublease is the date first set forth above, and the Sublease Term begins on the Commencement Date and ends ten (10) Lease Years thereafter, unless terminated earlier per this Sublease or the Main Lease.

          (b)  Section 1.1(g).

          (c)  Section 1.1(l).

          (d)  Section 2.

          (e)  The first sentence of Section 4(a).

          (f) The last three sentences of Section 5(a) starting with the words "Notwithstanding the foregoing, if and for so long as...," and Section 5(b).

          (g) Sections 7.1(c) and 7.1(d), and the words "until the end of the ninth Lease Year," in the first and second lines of Section 7.1(b).

          (h) Addenda # 2, 3 and 4, and all references to any of them, including, without limitation, all references to Extension Options and Net Proceeds.

          (i)  Section 9.3.

          (j) All of Section 18.4 after the words "other obligations under this Lease," in the fourth line thereof, and all references to a Released Assignor.

          (k)  Sections 19.4 and 19.5.

          (l)  Section 22.2(g).

          (m) The first sentence of Section 24.9 after the words "agreements or understandings" in the third line thereof.

          (n) Section 24.17 and all references to the Letter of Credit and the Letter of Credit Loan.

          (o)  Exhibits "C", "D", "DD", "L" and "M".

     2. DEMISE OF PREMISES; SUBLEASE TERM. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor, the Premises on the terms and conditions set forth herein, TO HAVE AND TO HOLD for the Sublease Term as defined in Section 1(a) hereof, except that this Sublease shall terminate when and if the Main Lease terminates. Sublessee has no right to extend the Sublease Term.

          This Sublease is and shall remain subject and subordinate in all respect to the Main Lease and to all extensions, modifications, consolidations and replacements thereof. It is the intention of the parties that Landlord shall retain all of its rights and remedies under the Main Lease and that Sublessee shall cooperate in connection with the exercise thereof and take (or omit to take) all actions as may be required of the Tenant under the Main Lease.

     3.   RENT.

          (a) Subject to Section 3(b) below, all rent payable by Sublessee (including, without limitation, Taxes, Operating Costs and utilities) shall be payable beginning as of the Commencement Date of this Sublease, and the annual base rent payable by Sublessee during the Sublease Term shall be as set forth below and shall be payable in equal monthly installments in advance beginning on the Commencement Date of this Sublease and thereafter on the first day of each month during the Sublease Term, prorated for any portion of a month. Base rent and all other rent payable by Sublessee shall be paid directly to or as directed by Landlord under the Main Lease (except that on request of Landlord or Sublessor, pursuant to Section 5(a) of the Main Lease, base rent shall be payable into the collection account described in said Section 5(a)), and receipt of such payments by Landlord or the collection account (as to base rent only) shall be deemed receipt by Sublessor hereunder, except that if and to the extent that Landlord or the collection account already has received from Sublessee for each month during the fifth through tenth Lease Years base rent of One Hundred Ninety Six Thousand and Seventy Five Dollars ($196,075), and Landlord receives all other rent due for such month, base rent hereunder for each such month in excess of $196,075 (i.e., $5,060) shall be paid directly to or as directed by Sublessor for so long as Sublessor is not in default under the Main Lease. Otherwise, all rent will be payable in accordance with Section 5(a) of the Main Lease.


          Lease Year                          Annual Base Rent
          ----------                          ----------------
          1-4                                      $ 2,352,900
          5-10                                       2,413,620

          (b) Notwithstanding Section 3(a) above, Sublessee's obligation to pay base rent, Taxes and Operating Costs shall be entirely abated until October 1, 1998.

     4. DEFAULT BY SUBLESSEE. Notwithstanding anything in the Main Lease to the contrary, for the purposes of determining applicable cure periods hereunder for a default by Sublessee, Sublessee's cure period hereunder shall be two (2) business days less than any such cure period granted to Sublessor as Tenant under the Main Lease. In addition, a valid notice of default from

Landlord under the Main Lease that is delivered to Sublessee (whether or not it is addressed to Sublessee) shall be deemed to be a valid notice of default delivered by Sublessor to Sublessee hereunder.

     5. QUIET ENJOYMENT. Sublessor, with respect to the Sublease Term, covenants and agrees with Sublessee, that upon Sublessee paying the rent and performing the covenants of this Sublease, and subject to the terms and conditions of this Sublease, Sublessee shall peacefully and quietly have, hold and enjoy the Premises and all rights granted to Sublessee in this Sublease throughout the Sublease Term without hindrance or molestation by anyone claiming by or through Sublessor.

     6. CONDITION OF THE PREMISES. By its execution hereto, Sublessee agrees that it accepts the Premises "as is" in all respects. Except as specifically set forth in Section 13 hereof, Sublessor is not making and Sublessee has not relied on any representations or warranties of any type, express or implied, in connection with the condition of the Premises or its fitness for any particular use. Sublessor shall have no obligation or duty to Sublessee regarding the preparation of the Premises for occupancy by Sublessee or the payment of any amounts in connection therewith.

     7. INFRASTRUCTURE PAYMENT. The Building will be delivered to Sublessee with the existing above-standard finishes, Lucent switch, UPS system, generator and cabling, which shall remain Sublessor's property to the extent that such items are deemed to be "Tenant's Property" under the Main Lease, and Sublessee shall not remove any of the foregoing items at the expiration of the Sublease Term or otherwise. As payment for the use of these above-standard items during the Sublease Term, which were originally paid for by Sublessor, concurrently with its execution of this Sublease Sublessee shall pay to Sublessor the amount of One Million Dollars ($1,000,000) by cashier's check or wire transfer in good U.S. funds, which amount shall be in addition to, and shall not be credited against or reduce, any base rent or other rent payable by Sublessee hereunder. If and to the extent that Sublessee makes additions to these items during the Sublease Term and such additions would be deemed to be "Tenant's Property" under the Main Lease if made by Tenant thereunder, the additions shall be and remain Sublessee's property and may be removed by Sublessee at the end of the Sublease Term, provided that Sublessee shall repair any damage to these items caused thereby.

     8. CASUALTY AND CONDEMNATION. If the Premises or any part thereof are damaged or destroyed by fire or other casualty or are Condemned, then: if and to the extent that the rent payable by Sublessor as Tenant under the Main Lease is abated as a result thereof, then rent under this Sublease shall be similarly abated to the same extent for the same period. If the Condemnation, damage or destruction is of the type which entitles either Landlord or Tenant to terminate the Main Lease in whole or in part and either such party elects to terminate, then this Sublease shall terminate to the same extent as of the same date. In addition, if the Condemnation, damage or destruction is of the type that would entitle Sublessor to terminate the Main Lease, then Sublessee shall have the right to terminate this Sublease to the same extent, subject to and in accordance with the terms and conditions of Article 17 or Section 16.2 of the Main Lease, as applicable. Sublessee agrees that Sublessor shall not, in any case, have any obligation whatsoever to rebuild or repair the Premises or pay any amounts in connection therewith.

     9.   INDEMNIFICATION AND INSURANCE. Sublessee acknowledges and agrees that:
(a) Sublessee's indemnification and defense obligations hereunder, whether set forth specifically in this document or by incorporation of the Main Lease, shall also include the obligation to indemnify and defend Landlord and its Affiliates to the same extent; (b) all waivers and releases by Sublessee in this Sublease, whether set forth specifically in this document or by incorporation of the Main Lease or in some other document (including, without limitation, the waiver of subrogation required of Sublessee's insurers under Section 8.3 of the Main Lease), shall apply with respect to Sublessor and Landlord and its Affiliates;
(c) all insurance required to be carried by Sublessee as set forth in Section
8.1 of the Main Lease shall comply with that Section and shall name as additional insureds Sublessor, Landlord and its general partners, Landlord's Mortgagees and any property managers; (d) Sublessor shall not be required to (although it may) carry any of the insurance required to be carried by Landlord under the Main Lease nor does Sublessor make any representations and warranties about the adequacy of any insurance to protect Sublessee's interests; and (e) nothing in this Sublease is intended to, nor shall it, affect any of the rights and obligations of Landlord and Sublessor under the Main Lease.

     10. SIGNAGE. Subject to and in accordance with the terms and conditions of the Main Lease, Sublessee shall have the right at its cost to replace Sublessor's signage on and in the Building and to have its name placed on a monument sign outside of the Building.

     11. ACTION WITH RESPECT TO MAIN LEASE. Sublessor shall not amend or modify (nor agree to amend or modify) the Main Lease in any way that would materially increase Sublessee's obligations or materially diminish Sublessee's rights under this Sublease without Sublessee's prior written consent. Sublessee shall not do or permit to be done anything that would increase Sublessor's obligations under the Main Lease nor shall Sublessor or Sublessee do or permit anything to be done that would cause a default under the Main Lease prior to the end of the Sublease Term.

     12. SUBLESSOR'S RIGHTS AND REMEDIES. If Sublessee defaults hereunder Sublessor shall have all of the rights and remedies of Landlord under the Main Lease with respect to Sublessee's default, to the extent same are applicable thereto, provided, however, that notwithstanding anything contained in Exhibit "H" to the Main Lease to the contrary, for the purposes of this Sublease, the "Unamortized Costs" as shown in Exhibit "H" shall be reduced, as of any point in time during the term hereof, by the amount of the "Unamortized Costs" as shown in Exhibit "H" which are effective as of the date of the stated expiration date of the Sublease.

     13. REPRESENTATIONS AND WARRANTIES: (a) Sublessor hereby represents and warrants that: (i) Sublessor is the Tenant under the Main Lease; (ii) the Main Lease is in full force and effect, and attached hereto as EXHIBIT AA is a true, correct and complete copy of the Main Lease; (iii) Sublessor has not received any notice of default under the Main Lease from Landlord relating to a default, or alleged default, which, as of the date hereof, remains uncured or has not been waived by Landlord; (iv) Sublessor is not insolvent and is able to pay its debts and other obligations as they come due, has not declared bankruptcy or filed a petition to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and no such proceeding has been commenced against Sublessor seeking such relief, and Sublessor has no knowledge that any such proceeding is threatened; (v) the execution and delivery of this Sublease by Sublessor has been authorized by all requisite corporate action; and (vi) to the best of Sublessor's knowledge, Sublessor has not created, released or disposed of any hazardous or toxic substances on, in or under the Premises in amounts that would require remediation under any applicable Laws.

          (b) Sublessee hereby represents and warrants that: Sublessee is not insolvent and is able to pay its debts and other obligations as they come due; Sublessee has not declared bankruptcy or filed a petition to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts and no such proceeding has been commenced against Sublessee seeking such relief, and Sublessor has no knowledge that any such proceeding is threatened; and the execution and delivery of this Sublease by Sublessee has been authorized by all requisite corporate action.

          (c) Except as specifically set forth in this Sublease, the parties are not making or relying on any representations or warranties of any kind, express or implied.

     14. NO ASSIGNMENT OR SUBLEASE BY SUBLESSEE. Notwithstanding anything herein or in the Main Lease to the contrary, Sublessee shall have no right, power or authority to assign its rights under this Sublease or to sublease or sub-sublease the Premises or to otherwise engage in a Transfer (and Sublessor shall have no obligation to consent thereto), except for:

          (a) A valid assignment of this Sublease in accordance with the terms of Section 18 of the Main Lease, as modified by Section 1(j) hereof; or

          (b) A valid sub-sublease of a portion of the Premises in accordance with the terms of Section 18 of the Main Lease, as modified by Section 1(j) hereof, provided that at all times Sublessee still continues to sublease and occupy at least fifty percent (50%) of the Building, there shall be no more than one (1) sub-sublease/sub-sublessee, and prior to termination of this Sublease Sublessee shall, at its sole cost, remove any Alterations made in order to demise the Premises for the sub-sublessee, repair all damage and restore the Premises to the condition existing prior to such demising.

     15. COMMUNICATION WITH LANDLORD. So long as Sublessee is not in default hereunder, and subject to all of the terms and conditions of this Sublease, Sublessee shall have the right, without the prior consent of Sublessor, to send notices to and communicate directly with Landlord under the Main Lease with respect to Landlord's obligations under the Main Lease, provided that copies of all such notices given to or received from Landlord by Sublessee (including, without limitation, requests for approvals, consents or waivers) are concurrently delivered to Sublessor, and that such notices or other communications shall not be deemed to modify the Main Lease or this Sublease or a party's rights and obligations thereunder.

     16. NOTICES. All notices required or permitted hereunder shall be given and deemed effective in accordance with Section 24.16 of the Main Lease, and the addresses of Sublessor and Sublessee shall be as follows:

          If to Sublessor:     PictureTel Corporation

                               100 Minuteman Road
                               Andover, Massachusetts 01810
                               Attention: Chief Financial Officer

          with a copy to:      PictureTel Corporation
                               100 Minuteman Road
                               Andover, Massachusetts 01810
                               Attention: Vice President, Human Resources

          If to Sublessee:     (FOR NOTICES OTHER THAN INVOICES)
                               c/o Cabletron Systems, Inc.
                               35 Industrial Way
                               Rochester, New Hampshire 03866
                               Attention: Legal Department

                               (FOR INVOICES)
                               c/o Cabletron Systems, Inc.
                               PO Box 5010
                               Rochester, New Hampshire 03866

Any of the parties named in this Section may change its address by written notice sent to each of the other persons at the addresses as set forth herein. Copies of all notices also shall be delivered to Landlord at the then-current address for Landlord under the Main Lease, such delivery to be concurrent with the delivery of notices to Sublessor and Sublessee.

     17. BROKERAGE. Within two (2) business days after receiving the One Million Dollar ($1,000,000) infrastructure payment from Sublessee, Sublessor shall pay as full and complete consideration $40,000 to Avalon Partners, Inc. (Sublessor's broker), and $460,000 to Grubb & Ellis and R.M. Bradley & Co., Inc. by joint check. Sublessee warrants and represents to Sublessor and Landlord that Sublessee has not dealt with any agent, broker or finder in connection with this Sublease or the Premises except Avalon Partners, Inc.and Grubb & Ellis and R.M. Bradley & Co., Inc., and agrees to indemnify and defend Sublessor and Landlord and hold them harmless from any loss, cost, damage, claims and liabilities of any type, including, without limitation, reasonable attorneys' fees and costs, incurred by Sublessor or Landlord for any breach of this representation and warranty and any claims by anyone (other than Avalon Partners, Inc.) claiming by, under or through Grubb & Ellis and R.M. Bradley & Co., Inc. for commissions or consideration.

     18. AMENDMENT. This Sublease (and this Section) shall not be amended, altered or modified except by an instrument in writing executed by Sublessor and Sublessee and consented to by Landlord.

     19. CONTINGENT EFFECTIVENESS AND SPECIAL TERMINATION CONDITIONS. This Sublease shall be effective as of the date first set forth above but may be terminated by Sublessor at any time, without Sublessor incurring any liability to Sublessee, if the following conditions are not satisfied: (a) concurrently with the delivery of this Sublease, Landlord, Sublessor, Sublessee and Cabletron Systems, Inc. ("Guarantor") each execute and deliver a letter agreement whereby Landlord consents to this Sublease (the "Consent Letter"); (b) concurrently with delivery of this Sublease, Landlord and Sublessor each receive from Sublessee Certificates of Insurance as required under this Sublease and the Consent Letter; (c) concurrently with the delivery of this Sublease, Guarantor executes and delivers a Continuing Guaranty of Sublease guarantying the payment and performance of Sublessee's obligations under this Sublease (the "Guaranty"); and
(d) within fourteen (14) days after the date first set forth above, Landlord and Sublessor each receive certified copies of Board of Directors' Resolutions approving the execution and delivery of this Sublease, the Consent Letter and related documents by Sublessee, and the execution and delivery of the Guaranty, the Consent Letter and related documents by Guarantor. Sublessee also shall have the right to terminate this Sublease at any time without incurring any liability to Sublessor if within fourteen (14) days after the date first set forth above Sublessee has not received certified copies of the Board of Directors Resolution approving the execution and delivery of this Sublease, the Consent Letter and related documents by Sublessor.

     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Sublease under seal as of the date first above written.


                                       Sublessor:

WITNESS:                               PICTURETEL CORPORATION, a Delaware
                                       corporation

_______________________________        By: /s/ Authorized Signatory
Name Printed:                              _____________________________________
                                           Name:
                                           Title:
                                           Authorized Signature



                                       Sublessee:

WITNESS:                               CABLETRON SYSTEMS SALES & SERVICE,
                                       INC., a Delaware corporation

________________________________       By: /s/ Authorized Signatory
Name Printed:                              _____________________________________
                                           Name:
                                           Title:
                                           Authorized Signature

                                   EXHIBIT AA
                                   ----------

                                   Main Lease